EMPLOYMENT AGREEMENT


     This Employment Agreement ("Agreement") is made and entered into as of February 12, 2001 by and between WinsLoew Furniture, Inc. (the "Company"), a Florida corporation and William I. Echols (the "Employee").


                                    RECITALS

     A. The Employee is currently employed by the Company.

     B. The Employee possesses inmate knowledge of the business and affairs of the Company, its policies, methods and personnel.

     C. The Company recognizes that the Employee desires to assure the Employee's continued employment by the Company and to compensate him therefore pursuant to this Agreement.

     D. The Employee is willing to make has services available to the Company on the terms and conditions hereinafter set forth.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

     1.  Employment.

          1.1. General. The Company hereby agrees to employ the Employee, and the Employee hereby agrees to serve the Company on the terms and conditions set forth herein.

          1.2. Duties of Employee. During the term of this Agreement, the Employee shall serve as Vice President-Sales and Marketing of the Company, shall diligently perform all services as may be assigned to him by Bobby Tesney. The Employee shall devote his full time and attention to the business and affairs of the Company and render such services to the best of his ability.

      2.  Term.

          2.1 Initial Term. The term of this Agreement, and the employment of the Employee hereunder, shall be for the five-year period commencing upon the date first noted above (the "Initial Term"), unless sooner terminated in accordance with the terms and conditions hereof.

          2.2 Renewal Terms. The Initial Term of this Agreement, and the employment of the Employee hereunder, may be renewed and extended for such period or periods as may be mutually agreed to by the Company and the Employee in a written supplement to this Agreement signed by the Employee and the Company ("Written Supplement"). If this Agreement is not so renewed and extended prior to the expiration of the Initial term, this Agreement, and the employment of the Employee hereunder, shall automatically terminate upon expiration of the Initial Term.

         3. Compensation.

            3.1 Base Salary. The Employee shall receive a base salary at the annual rate of not less than $160,000 (the "Base Salary ") during the Term of this Agreement, with such Base Salary payable in installments consistent with the Company's normal payroll schedule, subject to applicable withholding and other taxes. The Base Salary shall be adjusted annually to reflect, at a minimum, any increase from the previous year in the national Consumer Price Index. The Base Salary shall also be reviewed, at least annually, for merit increases and may, by action and in the discretion of the Board, be increased at any time or from time to time. The Base Salary, if so increased, shall not thereafter be decreased for any reason. If the term of this Agreement shall be renewed and extended as provided in Section 2.2 hereof, then during such renewal term of his/her employment hereunder, the Employee shall be paid a base salary as set forth in the Written Supplement.

            3.2  Incentive Compensation.

                 (a) In  addition  to the Base  Salary,  the  Employee  shall be entitled to receive annual incentive compensation ("Incentive Compensation") for each fiscal year ending during the term of this Agreement, commencing with fiscal year 2001, for which the Company has Operating Earnings (as hereafter defined) of at least Seventy five percent (75%) of the Target Earnings (as hereafter defined) of the Company for such year. For purposes of this Section 3.2, "Operating Earnings" shall mean the operating earnings of the Company as determined in accordance with generally accepted accounting principals ("GAAP"), consistently applied with the Company's past practices, provided, however, that such Operating Earnings shall not reflect ( i.e., shall not be reduced by ) any amortization of goodwill. The method of determining Operating Earnings shall be consistent throughout the term of this Agreement. The determination of Operating Earnings made by the Company shall be final and binding on the parties to this Agreement. For purposes of this Section 3.2, the "Target Earnings" for 2001 and each subsequent year shall be determined by the President and CEO and/or Chief Financial Officer. The President and CEO and/or Chief Financial Officer shall have the right to modify, at any time and in its reasonable discretion, any previously established "Target Earnings" for reasons such as, but not limited to, any acquisition, disposition,
merger,   reorganization,   liquidation, dissolution  or  other   transaction
involving the Company or any of its subsidiaries, or other extraordinary or significant events or changes in circumstances relating to the Company or any of its subsidiaries, businesses or operations.

                   (b) The amount of the Employee's Incentive Compensation for each fiscal year shall be determined as follows:

     I. If the Operating Earnings for the year do not exceed the Target Earnings for one year, the Incentive Compensation shall be calculated by (A) multiplying
(i) thirty percent (30%) of the Employee's Base Salary for the year (the "Maximum Bonus") by (ii) the remainder of (w) the fraction obtained by dividing the Operating Earnings by the Target Earnings less (x) 0.75, and then (B) multiplying the resulting product by three (3); or

     II. If the Operating Earnings for the first year exceed the Target Earnings for the year, the Incentive Compensation shall be calculated by (A) multiplying
(i) the maximum Bonus by (ii) the remainder of (y) the fraction obtained by dividing the Operating Earnings by the Target Earnings, less (z) 1.0, and then
(B) multiplying the resulting product by two (2), then adding 75% of the Maximum Bonus; provided, however, that in no event shall the Incentive Compensation for any year exceed the Maximum Bonus.

     III. For Example, (A) if Operating Earnings are 75% of the applicable Target Earnings or less, the Employee's Incentive Compensation for that year would be zero, (B) if Operating Earnings are 90% of the Applicable Target Earnings, the Employee's Incentive Compensation for that year would be 45% of the Maximum Bonus, (C) if Operating Earnings are 100% of the Target Earnings, the Employee's Incentive Compensation for that year would be 75% of the Maximum Bonus, (D) if the Operating Earnings are 110% of the Target Earnings, the Employee's Incentive Compensation for that year would be 95% of the Maximum Bonus, and (E) if the Operating Earnings are 120% of the Target Earnings, the Employee's Incentive Compensation for that year would be limited to 100% of the Maximum Bonus.

               (c) For purposes of this Agreement, the amount of Incentive Compensation payable with respect to any fiscal year (net of any tax or other amount properly withheld therefrom) shall be paid by the Company to Employee within one hundred twenty (120) days after the end of the fiscal year; provided, however, that any amount paid shall be subject to increase or decrease based upon the results of any audited financial statements with respect to such year. Any such audited financial statements shall be completed within 120 days after the end of the fiscal year.


       4. Expenses Reimbursement and Other Benefits.

             4.1 Reimbursable Expenses. During the term of the Employee's employment hereunder, the Company, upon the submission of proper substantiation by the Employee, shall reimburse the Employee for all reasonable expenses actually and necessarily paid or incurred by the Employee in the course of and pursuant to the business of the Company.

             4.2 Other Benefits. The Employee shall be entitled to participate in all medical and hospitalization, group life insurance, and any and all other plans as are presently and hereinafter provided by the Company to its Employees. The Employee shall be entitled to vacations in accordance with the Company's prevailing policy for its Employees; provided, however, that in no event may a vacation be taken at a time when to do so could, in the reasonable judgment by the Board, adversely affect the Company's business.

        5. Termination.

             5.1 Termination for Cause. The Company shall at all times have the right, upon written notice to the Employee, to terminate the Employee's employment hereunder for "Cause" (as defined below in this paragraph 5.1). Upon any termination pursuant to this Section 5.1 the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however to the provisions of Section 4.1). For purposes of this Agreement, the term "Cause" shall mean (i) the willful failure or refusal of the Employee to perform the duties or render the services assigned to him from time to time by the Board,
(ii) gross negligence or misconduct by the Employee in the performance of his duties to the Company, (iii) the charging or indictment of the Employee to a felony, (iv) the association, directly or indirectly, of the Employee for his profit or financial benefit, with any person, firm, partnership, association, entity or corporation that competes, in any material way, with the Company, (v) the disclosing or using of any material trade secret or confidential information of the Company at any time by the Employee, except as required in connection with his duties to the Company, (vi) the breach by the Employee of his fiduciary duty or duty of trust to the Company, (vii) any breach or unsatisfactory performance by the Employee of any of the material terms or provisions of this Agreement, or any other agreement with the Company or any of its subsidiaries (whether written or oral), which is not cured within twenty (20) business days after the Company gives written notice of such breach or unsatisfactory performance to the Employee.

              5.2 Disability.  The Company  shall at all times  have  the right, upon written notice to the Employee, to terminate the Employee's employment hereunder, if the Employee shall, as the result of mental or physical incapacity, illness or disability, become unable to perform his duties hereunder for in excess of ninety (90) consecutive days. Upon any termination pursuant to this Section 5.2, the Company shall pay to the Employee any unpaid amounts of his Base Salary and Incentive Compensation accrued through the effective date of termination and the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however to the provisions of Section 4.1).

              5.3 Death. In the event of the death  of  the Employee  during the term of his employment hereunder, the Company shall pay to the estate of the deceased Employee any unpaid amounts of his Base Salary and Incentive Compensation accrued through the date of his death and the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expensed incurred prior to the date of the Employee's death, subject, however to the provisions of Section 4.1)

              5.4 Termination Without Cause. At any time the Company shall have the right to terminate the Employee's employment hereunder by written notice to the Employee; provided, however, that the Company shall (i) pay to the Employee any unpaid Base Salary and Incentive Compensation accrued through the effective date of termination specified in such notice. The Company shall have no further liability hereunder (other than for reimbursement for reasonable business expensed incurred prior to the date of the Employee's termination, subject, however to the provisions of Section 4.1).

         6.  Restrictive Covenants.

              6.1 Non-Competition. In consideration for his employment by the Company, while employed by the Company and for a period of one year (except that such period shall be six months if Employee's employment is terminated pursuant to Section 5.4 hereof) following the date his employment is terminated hereunder, but in no event shall the term of this covenant not to compete extend for less than five years from the date of this Agreement, the Employee shall not, directly or indirectly, engage in or have any interest in any sole proprietorship, partnership, corporation, limited liability company or business or any other entity, whether as an employee, officer, director, partner, agent, security holder, consultant or otherwise, that directly or indirectly is engaged in any of the businesses WinsLoew is engaged in at the termination date ("Restricted Business") in any of the United States, territories and possessions of the United States and each of the other countries and territories of the World in which the Company conducts or has conducted the business of the Company during the five years preceding the date of this Agreement ("Restricted Area"); provided, however, that nothing hereon shall be deemed to prevent the Employee from acquiring through market purchases and owning, solely as an investment, less than five percent in the aggregate of the equity securities of any class of any issuer whose shares are registered under Section 12(b) or Section 12(g) of the Securities Exchange Act, and are listed or admitted for trading on any United States national securities exchange or are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system of automated dissemination of quotations of securities prices in common use, so long as the employee is not a member of any "control group" (within the meaning of the rules and regulations of the United States Securities and Exchange Commission) of any such issuer.

                 6.2 Reasonableness and Necessity of Restrictions. The Employee acknowledges and agrees that the covenants provided for in this Section 6 are reasonable and necessary in terms of time, area and line of business to protect the Company's legitimate business interests and in protecting the Company's trade secrets. The Employee further acknowledges and agrees that such covenants are reasonable and necessary in terms of time, area and line of business to protect the Company's other legitimate business interests, which include its interests in protecting the Company's (i) valuable confidential business information, (ii) substantial relationships with customers throughout the Restricted Area and (iii)customer goodwill associated with the Company's ongoing business. The Employee expressly authorizes the enforcement of the covenants provided for in this Section 6.2 by (A) the Company or any of its subsidiaries and any successors to the Company's business. The covenants provided for in this Section 6 shall be construed as a separate and independent covenant for each of the separate states, territories and possessions included in the Restricted Area. To the extent that the covenant provided for in this Section 6 may later be deemed by a court to be too broad to be enforced with respect to its duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of the provision, and to add or delete specific words or phrases to or from the provision. The provision as modified shall then be enforced.

                6.3 Non-Solicitation of Employees, Agents and Independent Contractors. In consideration for his employment by the Company, while employed by the Company and for a period of one year (except that the period shall be six months if Employee's employment is terminated pursuant to Section
5.4 hereof) following the date his employment is terminated hereunder, but in no event shall the term of this covenant not to solicit extend for less than five years from the date of this Agreement, the Employee expressly covenants and agrees that for a period of five (5) years from and after the date of this Agreement, such Employee will not, directly or, (i) solicit for employment or employ or engage as an agent or independent contractor (or attempt to solicit for employment or employ or engage as an agent or independent contractor), for himself or herself or on behalf of any sole proprietorship, partnership, corporation, limited liability company or business or any other entity (other than Loewenstein, WinsLoew or any of their subsidiaries), any employee of the Company (whether currently employed or engaged by the Company or employed or engaged by the Company during the term of this non-solicitation covenant) or any person who was an employee, agent or independent contractor of the Company at any time during the two (2) year period preceding the date hereof, or (ii) encourage any such employee to leave his or her employment with the Company or
(iii) encourage any such agent or independent contractor to terminate his, her or its engagement with the Company. The Employee's covenant not to solicit in this Section 6.3 shall be in conjunction with and in addition to the covenant not to solicit under Section 6(e) of the Stock Purchase Agreement.

                6.4 Nondisclosure. The Employee shall not divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any confidential information pertaining to the business of the Company. Any confidential information, trade secrets or data now known or hereafter acquired by the Employee with respect to the business of the Company (which shall include, but not limited to, information concerning the Company's financial condition, prospects, customers, sources of leads, methods of doing business, and the manner of design, manufacture, financing, marketing and distribution of the Company's products) shall be deemed a valuable, special and unique asset of the Company that is received by the Employee in confidence and as a fiduciary, and Employee shall remain a fiduciary to the Company with respect to all such information.

                  6.5 Books and Records. All books, records, and accounts relating in any manner to the customers or clients of the Company, whether prepared by the Employee or otherwise coming into the Employee's possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of the Employee's employment hereunder or on the Company's request at any time.

                   6.6 Condition Precedent to Employment; Consideration. The Employee acknowledges and agrees that the Employee's agreement to abide by the restrictive covenants under this Section 6 are a condition precedent to his or her continued employment by the Company; that the Company's employment of the Employee is adequate consideration to bind the Employee under these restrictive covenants during and after his or her employment by the Company pursuant to the terms and conditions stated under this Section 6; and that Alabama law will apply in any proceeding to enforce these restrictive covenants.

         7.  Entire Agreement.

     This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon the commencement of the Initial Term of this Agreement, shall supersede all prior arrangements, understandings, both oral and written, between the Employee and the Company with respect to such subject matter. All such prior agreements, understandings and arrangements for the provision of services by the Employee to the Company and the compensation of the Employee in any form shall automatically terminate upon the commencement of the Initial Term of this Agreement. This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Employee.

         8. Notices.

     Any notice required or permitted to be given hereunder shall be deemed given when delivered by hand or when deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, (i) if to the Company, to the address of Company's principal offices in Birmingham, Alabama, and (ii) if to the Employee, to his address as reflected on the payroll records of the Company, or to such other address as either party hereto may from time to time give notice of to the other.

         9. Benefits; Binding Effect.

     This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and where applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock sale of assets or otherwise; provided, however that the Employee shall not delegate his employment obligations hereunder, or any portion thereof, to any other person.

         10. Severability.

     The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or section contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

         11. Waivers.

     The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

         12. Damages.

     Nothing contained herein shall be construed to prevent the Company or the Employee from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. In the event that either party hereto seeks arbitration of a claim for the collection of any damages resulting from, or files suite for the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the breeching party shall pay all reasonable arbitration costs or court cost and attorney's fees of the other.

         13. Section Headings.

     The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         14. No Third Party Beneficiary.

     Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement.

         15. Governing Law; Jurisdiction.

     This Agreement shall be governed by and construed in accordance with the internal laws of the State of Alabama (i.e., without giving effect to any choice or conflict of law provision or rule (whether of the State of Alabama or any other jurisdiction) that would case the application of the laws of any jurisdiction other than the State of Alabama). Subject to the arbitration provisions under Section 16 and the last sentence of this Section 15, each of the Parties hereby (i) irrevocably submits to the exclusive jurisdiction of any state court sitting in Shelby County, Alabama or federal court sitting in Jefferson County, Alabama in any action, suit or proceeding arising out of or relating to this Agreement that by law cannot e resolved by arbitration and agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (ii) waives, and agrees not to assert in any such suit, action or proceeding, any claim that (A) such Party is not personally subject to the jurisdiction of such court or of any other court to which proceedings in such court may be appealed, (B) such suit, action or proceeding is brought in an inconvenient forum or (C) the venue of such suit, action or proceeding is improper, (iii) expressly waives any requirement for the posting of a bond by the party bringing such suit, action or proceeding and (iv) consents to process being served in any such suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof. Nothing in this Agreement shall affect or limit any right to serve process in any other manner permitted by law or shall be construed to prevent the Company or any of its subsidiaries to bring or pursue, any action arising out of or in connection with the restrictive covenants under Section 6 in any jurisdiction where the Employee is allegedly conducting the prohibited activity.

         16. Arbitration.

     If the Parties should have a material dispute arising out of or relating to this Agreement or the Parties' respective rights and duties, then the Parties will resolve such dispute in the following manner: (i) any Party may at any time deliver to the others a written dispute notice setting forth a brief description of the issue for which arbitration is requested; (ii) during the 45 day period following the delivery of the notice described in clause (i) above, appropriate representatives of the various Parties will meet and seek to resolve the disputed issue through negotiation, (iii) if representatives of the Parties are unable to resolve the disputed issue through negotiation, then within 30 days after the period described in clause (ii) above, the Parties will refer the issue (to the exclusion of a court of law) to final and binding arbitration in Shelby County, Alabama in accordance with the then exiting rules (the "Rules") of the American Arbitration Association ("AAA"), and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof; provided, however, that the law applicable to any controversy shall be the law of the State of Alabama, regardless of principles of conflicts of laws. In any arbitration pursuant to this Agreement the award or decision shall be rendered by an arbitrator appointed by the Company and the Employee. In the event of failure of the Company and the Employee to agree within 60 days after the commencement of the arbitration proceeding upon the appointment of the arbitrator, the arbitrator shall be appointed by the AAA in accordance with the Rules. Upon the selection of the arbitrator, an award or decision shall be rendered within no more than 45 days. Notwithstanding the foregoing, the request by any Party for preliminary or permanent injunctive relief, whether prohibitive or mandatory, shall not be subject to arbitration and may be adjudicated exclusively in those courts set forth in Section 15 above.

         17. Equitable Remedies.

     The Employee acknowledges and agrees that the Company and its subsidiaries would not have an adequate remedy at law in the event any of the provisions of the restrictive covenants in Section 6 of this Agreement are not performed in accordance with their specific terms or are breached, and that a breach by the Employee of any of the covenants contained in Section 6 will cause irreparable harm and damage to the Company and its subsidiaries, the monetary amount of which may be virtually impossible to ascertain. Accordingly, notwithstanding anything contrary in this Agreement, the Employee agrees that the Company and its subsidiaries shall be entitled to an immediate injunction or injunctions to prevent breaches of any provision of any of Section 6 and to enforce specifically the terms and provisions thereof in any action instituted in those courts set forth in Section 15 above, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company my possess. The obligations of the Employee under Section 6 of this Agreement shall constitute covenants that are independent from any obligations that are or in the future may be owing to the Employee by the Company and, accordingly, shall be enforceable by the Company notwithstanding any breach or alleged breach by the Company of any obligation to the Employee.



                        (Signatures appear on next page)

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

           WINSLOEW FURNITURE, INC.


                          By:  /s/ Bobby Tesney
                            Bobby Tesney
                            President and CEO


                           ------------------------------------
                           By:  _________________________________
                           Its:  _________________________________


                           Employee


                             By: /s/William I Echols

                                  William I Echols